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                                                                   EXHIBIT 3.B.1


                                 FIRST AMENDMENT
                                     TO THE
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                          EL PASO ENERGY PARTNERS, L.P.

         This First Amendment (this "AMENDMENT") dated November 27, 2002 (the "AMENDMENT DATE"), to the Second Amended and Restated Agreement of Limited Partnership of El Paso Energy Partners, L.P. dated August 31, 2000 (the "PARTNERSHIP AGREEMENT"), is entered into by and among El Paso Energy Partners Company, a Delaware corporation, as the General Partner, and the Limited Partners.

                                  INTRODUCTION

         A. The Partnership desires to issue the Series C Units (as defined in this Amendment) with the rights, preferences, obligations and attributes set forth herein; and

         B. In connection with such issuance, it is necessary and appropriate to amend the Partnership Agreement.

                                    AGREEMENT

         In consideration of the covenants, conditions and agreements contained herein, pursuant to Section 15.1 of the Partnership Agreement, the Partnership Agreement is hereby amended as set forth herein.

1. UNDEFINED TERMS. Undefined terms used herein are defined in the Partnership Agreement.

2. AMENDMENTS.

                  A. Section 1.7 is hereby deleted in its entirety and replaced with the following:

                  "Series A Common Unit Terminology. For the avoidance of confusion, the Units referred to herein as "Series A Common Units" are the Units referred to in the February 1993 Partnership Agreement as "Common Units." The Units referred to herein as "Series A Common Units" shall be referred to publicly, and shall be reflected on the relevant Unit certificate, as "Common Units" until such time (which time may or may not occur) as the Partnership authorizes and issues a second class or series of Common Units. As used herein, except where the context would otherwise require (including where the rights and preferences of the holders of Series C Units are different, as described in Section 4.4(g)), references to "Series A Common Units" shall be deemed to include the Series C Units as defined in Section 4.4(g)."


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         B. The following provisions are hereby added to the Partnership
Agreement as Section 4.4(g) thereof:

                  "(g) Series C Units. A new series of Units, designated "Series C Units," has been established by the Partnership with the following characteristics:

                           (i) Voting. Except to the extent expressly provided
                  in this Agreement (including Section 15.3(c)) or as expressly required by the Delaware Act, Limited Partners holding Series C Units do not have the right to vote in respect of such Units, either with other holders of Units or as a class or series, with respect to any matter.

                           (ii) Allocations and Distributions. The Series C
                  Units will receive allocations of income, gains, losses and deductions, and distributions of cash (including liquidating distributions), pari passu with the Series A Common Units (except for and after giving effect to the special allocations set forth in Sections 5.1(d) and 5.1(e)), except as follows:

                                    (A) After April 30, 2003, holder(s) of a
                           majority of the then-Outstanding Series C Units will have the right to demand (a "Conversion Demand") that the General Partner submit to a vote of the holders of Outstanding Series A Common Units the conversion (the "Conversion") of each Series C Unit into one Series A Common Unit, which must be approved by the minimum number of Series A Common Units as is required by the New York Stock Exchange at the time of the vote ("Conversion Approval"). If Conversion Approval has occurred, the General Partner shall effect the Conversion as promptly as practicable thereafter.

                                    (B) If the Conversion Approval has not
                           occurred within 120 days after the Conversion Demand is delivered to the General Partner (for any reason, including failure to schedule or conduct the vote of the holders of Series A Common Units, failure to obtain the requisite Conversion Approval from the holders of Series A Common Units or otherwise), then, for each subsequent distribution of Available Cash to the Limited Partners holding Series A Common Units and the Limited Partners holding Series C Units, the distributed amount shall be allocated among such Limited Partners as follows:

                                            (1) until and through April 29,
                                    2004, allocated between the Series C Units and Series A Common Units such that the Limited Partners holding Series C Units receive a distribution in respect of each Series C Unit that is 105% of the distribution received by the Limited Partners holding Series A Common Units in respect of each Series A Common Unit;



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                                            (2) from April 30, 2004 until and
                                    through April 29, 2005, allocated between the Series C Units and Series A Common Units such that the Limited Partners holding Series C Units receive a distribution in respect of each Series C Unit that is 110% of the distribution received by the Limited Partners holding Series A Common Units in respect of each Series A Common Unit; and

                                            (3) from April 30, 2005, allocated
                                    between the Series C Units and Series A
                                    Common Units such that the Limited Partners holding Series C Units receive a distribution in respect of each Series C Unit that is 115% of the distribution received by the Limited Partners holding Series A Common Units in respect of each Series A Common Unit.

                                    (C) Any adjustment to the allocation of
                  distributed amounts pursuant to Section 4.4(g)(ii)(B) shall be matched by corresponding adjustments to the allocation of income, gains, losses and deductions among the Limited Partners holding Series A Common Units and the Limited Partners holding Series C Units.

                           (iii) Except to the extent set forth to the contrary
                  in this Section 4.4(g), the holders of the Series C Units shall have the same rights and preferences as the holders of the Series A Common Units."

         C. Section 5.1(d)(i)(b) is hereby deleted in its entirety and replaced with the following:

                  "(B) All or a portion of the remaining items of Partnership gross income or gain for the taxable period if any, shall be allocated 100% to the General Partner (or its assignee) until the aggregate amount of such items allocated to the General Partner (or its assignee) under this paragraph (d)(i)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions declared before the end of the current taxable period and made to the General Partner (or its assignee) from the Closing Date to a date 45 days after the end of the current taxable period."

3. MISCELLANEOUS.

         A. PRONOUNS AND PLURALS. Whenever the context may required, any pronoun used in this Amendment shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice-versa.

         B. FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Amendment.



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         C. BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

         D. INTEGRATION. This Amendment constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         E. CREDITORS. None of the provisions of this Amendment shall be for the benefit or, or shall be enforceable by, any creditor of the Partnership.

         F. WAIVER. No failure by any party to insist upon the strict performance of any covenant duty, agreement or condition of this Amendment or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant duty, agreement or condition.

         G. COUNTERPARTS. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amendment immediately upon affixing its signature hereto, or, in the case of a Person acquiring a Unit, upon executing and delivering a Transfer Application as described in the Partnership Agreement, independently of the signature of any other party.

         H. APPLICABLE LAW. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

         I. INVALIDITY OF PROVISIONS. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Amendment Date.

                               GENERAL PARTNER

                               EL PASO ENERGY PARTNERS COMPANY


                               By:      /s/ Keith Forman
                                        -----------------------------------
                               Name:    Keith Forman
                               Title:   Vice President and Chief Financial
                                        Officer

                               LIMITED PARTNERS

                               All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

                               By: El Paso Energy Partners Company, General Partner, as attorney-in-fact for all Limited Partners pursuant to Powers of Attorney granted pursuant to Section 1.4.

                               By:      /s/ Keith Forman
                                        -----------------------------------
                               Name:    Keith Forman
                               Title:   Vice President and Chief Financial
                                        Officer



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